UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 19, 2015

PARTY CITY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-173690	20-1033029
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

80 Grasslands Road Elmsford, New York	10523
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (914) 345-2020

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

As previously disclosed in Current Reports on Form 8-K dated July 28, 2015 and August 5, 2015, Party City Holdings Inc. (the “Issuer”) delivered to the holders of its 8.875% senior notes due 2020 (the “Notes”) a conditional notice of redemption, notifying those holders of the redemption of the entire outstanding $700 million aggregate principal amount of the Notes, $350 million of which will be redeemed on August 27, 2015 (the “First Redemption Date”) and the remaining $350 million of which will be redeemed on September 4, 2015 (the “Second Redemption Date”) pursuant to the terms of the indenture dated as of July 27, 2012 (the “Indenture”), as supplemented and amended from time to time, among the Issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee. The redemption price for the Notes (the “Redemption Price”) is equal to 106.656% of the principal amount of the Notes, plus accrued and unpaid interest thereon, to but excluding the First Redemption Date or the Second Redemption Date, as applicable.

On August 19, 2015, the Issuer deposited an amount of funds with the trustee sufficient for the redemption of the Notes. The Issuer has provided the trustee with instructions to apply the deposit to redeem the Notes on the First Redemption Date and Second Redemption Date, as applicable. The Indenture has been satisfied and discharged in accordance with its terms and the Issuer and the guarantors party thereto have been released from their obligations with respect to the Indenture and the Notes, except with respect to those provisions of the Indenture that by their terms survive the satisfaction and discharge.

Item 3.03	Material Modification to Rights of Security Holders

The information set forth in Item 1.02 regarding the discharge of the Indenture is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTY CITY HOLDINGS INC.

Date: August 21, 2015	By:	/s/ Michael A. Correale
Michael A. Correale
Chief Financial Officer